SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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VISHAY INTERTECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Vishay Intertechnology, Inc. is filing, as Annex A to this Schedule 14A, a copy of the amended complaint filed by the plaintiffs in the Delaware Court of Chancery on May 1, 2006, regarding the purported class action litigation seeking to invalidate the authorization of shares of Class C common stock and a charter amendment to be voted on at Vishay’s annual meeting of stockholders.

Annex A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

ROBERT W. CHASE, Plaintiff,	)
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) Civil Action No. 2064-N
v.	)
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VISHAY INTERTECHNOLOGY, INC., DR.
FELIX ZANDMAN, RUTA ZANDMAN,
MARC ZANDMAN, ZIV SHOSHANI, DR.
GERALD PAUL, PHILIPPE GAZEAU,
ELIYAHU HURVITZ, DR. ABRAHAM
LUDOMIRSKI, MARK I. SOLOMON, ZVI
GRINFAS and THOMAS C. WERTHEIMER,

                    Defendants.

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AMENDED COMPLAINT

NATURE OF THE ACTION

          1.        Plaintiff Robert W. Chase brings this action individually and as a class action on behalf of holders of common stock of Vishay Intertechnology, Inc., a Delaware corporation (“Vishay” or the “Company”).  Plaintiff seeks to enjoin a proposed amendment to Vishay’s certificate of incorporation to create 200 million shares of a new low vote stock (the “Certificate Amendment”) for the primary purpose of entrenching defendants by enabling the 77 year old founder of Vishay, defendant Dr. Felix Zandman, to retain voting control of the Company, even while his mere 5% equity interest dwindles to de minimis levels.  Pursuant to the Certificate Amendment, Vishay’s common stock will be renamed Class A common stock (“Class A”).  The new class of stock, which will be called Class C common stock (the “Class C”), has been approved by directors who are neither disinterested nor independent.  Defendants will use Dr. Zandman’s 46% voting position to obtain stockholder approval of the Certificate Amendment.  The Certificate Amendment will not contain any protections for the rights and interests of the Class A holders.  Plaintiff further seeks to enjoin proposed amendments to Vishay’s certificate and by-laws that would vest exclusive authority in the board to fix the number of Directors.

THE PARTIES

          2.        Plaintiff is and has been at all relevant times a holder of Class A common stock of Vishay.

          3.        Vishay is a Delaware corporation headquartered in Malvern, Pennsylvania.  The Company is a manufacturer and supplier of semiconductors and passive electronic components.  As of December 31, 2005, Vishay had cash and cash equivalents totaling $622.6 million.  Vishay currently has two classes of common stock.  The Class A common stock is publicly traded and has one vote per share.  There are 300 million shares of Class A authorized.  The Class B common stock is not publicly traded or freely transferable and has ten votes per share.  There are 40 million shares of Class B stock authorized.  The Class B is convertible at the option of the holder into Class A on a share-for-share basis.  Dr. Zandman owns or controls the voting of more than 99% of the Class B stock.  As of December 31, 2005, Vishay had approximately $752 million of outstanding long-term debt.  Substantially all Vishay’s debt instruments are convertible into Class A stock, including its convertible subordinated notes, due 2023 (the “Convertible Notes”) and its Liquid Yield Option Notes, due 2021 (the “LYONs”).

          4.        The Vishay Board is not disinterested and independent.  The Board includes the founder (Dr. Zandman), his son (Marc Zandman), his nephew (Ziv Shoshani), both of whom are also officers, as well as Dr. Zandman’s wife (Ruta Zandman) who is also employed by the Company.  The Board also includes Vishay’s president and chief executive officer (Dr. Gerald Paul) who is also a director.  Another board member is a former officer of a Vishay subsidiary (Philippe Gazeau).  Another director (Marc I. Solomon) is the Chairman of a private investment fund in which the Zandman family has invested millions of dollars.

One director (Thomas C. Wertheimer) also served as a director of Siliconix Incorporated, a Vishay subsidiary until Vishay acquired 100% of Siliconix in a 2005 short-form merger.  The Company has maintained operations in Israel for 35 years and currently has substantial manufacturing operations there.  The remaining directors are affiliated with various Israeli companies, and on information and belief, are business contacts and cronies of Dr. Zandman.  All the directors were elected by the votes of the founder.

          5.        Defendant Dr. Felix Zandman was a founder of the Company and its Chief Executive Officer until December 31, 2004.  He has been Vishay’s Chairman of the Board since 1989 and became “Chief Technical and Business Development Officer” on January 1, 2005.  In 2005, he continued to receive the same $975,000 salary he had received as CEO.  On March 7, 2006 Vishay’s Board approved the same salary for him in 2006.  In 2004, he received a bonus of $2,925,000 and other compensation of $247,600.  He owns only 153 Class A shares. Dr. Zandman is 77 years old.  According to the Company’s Corporate Governance Principles, adopted February 27, 2004, directors may not stand for re-election after the age of 75 unless otherwise waived by the Board, and in no event may a director stand for re-election after reaching the age of 85.  The policy expressly provides that it does not apply to Dr. Zandman.

          6.        According to Vishay’s April 10, 2006 Proxy Statement, defendant Ruta Zandman, age 68, has been “employed by the Company since 1993 as a Public Relations Associate.”  She became a Vishay director in 2001.  She owns only 1,159 Class A shares. The Proxy Statement does not disclose her salary.

          7.        Defendant Marc Zandman, age 44, has been Vishay’s Vice Chairman since March 2003 and President of Vishay Israel Limited, a wholly owned Vishay subsidiary, since 1998.  He has been employed by Vishay since 1984 when he was 21 years old. Like his mother, he became a Vishay director in 2001. In 2004, he was paid beyond his substantial salary and bonus, an additional $347,638, including $154,138 “to compensate him for six years...of Vishay Israel Limited salary benefits that would have been received by [him] had $635,000 paid to [him] by Vishay Intertechnology, Inc. over such six year period been paid by Vishay Israel Limited.” Marc Zandman owns only 4,278 shares of Class A stock and 1500 shares of Class B stock.

          8.        Defendant Philippe Gazeau was a long-term Vishay employee and served as Chairman, president and Chief Executive Officer of Vishay, S.A., a Vishay subsidiary.  He owns only 1000 shares of Class A stock.

          9.        Defendant Ziv Shoshani, age 39, has been employed by Vishay since 1995 and is currently “Assistant Chief Operating Officer” and is an Executive Vice President of two Vishay subsidiaries.  He became a Vishay director in 2001, the same year as his cousin, Marc Zandman. He owns only 6,376 shares of Class A stock.

          10.      Defendant Dr. Gerald Paul became Vishay’s Chief Executive Officer on January 1, 2005.  He has been a director and employed by Vishay in various capacities since 1993.  He owns only 62,004 Class A shares.

          11.      Defendant Thomas C. Wertheimer became a Vishay director in 2004.  He was a director of Siliconix, a Vishay subsidiary, prior to May 2005 when Vishay became 100% owner of Siliconix in a short-form merger.  He owns only 1400 Class A shares.

          12.      Defendant Zvi Grinfas has been a technology consultant to Israeli companies since 1988.  He owns only 1000 Class A shares.

          13.      Defendant Eliyahu Hurvitz is Chairman of the Board of Teva Pharmaceutical Industries Ltd.  He has been a Vishay director since 1994.  He owns only 11,996 shares of Class A stock.

          14.      Dr. Abraham Ludomirski is managing director of a life sciences fund and Chairman of the Board of Sightline Technologies Ltd., an Israeli high technology company.  He owns only 1000 Class A shares.

          15.      Defendant Mark I. Solomon is Chairman of CMS Companies, a private investment fund based in Philadelphia, whose clients are select entrepreneurs.  The Zandmans have invested approximately $2 million in funds managed by CMS Companies.  Mr. Solomon has been a Vishay director since 1993.  He owns only 16,552 Class A shares.

VISHAY’S DUAL CLASS CAPITALIZATION

          16.      As of March 31, 2006, Vishay had 169,690,989 shares of Class A stock outstanding with the same number of votes and 14,679,440 of Class B stock outstanding with 146,794,400 votes.  Under Vishay’s certificate of incorporation, Vishay may not issue additional Class B shares without the approval of a majority of the outstanding shares of Class A.

          17.      Dr. Zandman is considered the beneficial owner of 14,562,316 Class B shares.  However, a voting trust holds 5,944,482 of those shares.  While Dr. Zandman is the trustee and has voting power over the trust shares, those shares are owned by the Slaner family, the family of a co-founder of Vishay.  Thus, while the Class B stock represents only about 8% of Vishay’s outstanding equity, the Zandmans’ equity interest is actually less than 5%.

          18.      Dr. Zandman’s voting control of Vishay is eroding.  As of March 29, 2004, Dr. Zandman had 50.3% voting power.  As of April 1, 2005, his voting power had declined to 48.8%. According to the Proxy Statement, his voting power is now 46%.  The decline in Dr. Zandman’s voting power is partly due to the issuance of additional Class A shares in connection with acquisitions and for other corporate transactions.

In 2004, the Company elected to issue 5,534,905 shares of Class A to pay the repurchase price for the LYONs it was required to repurchase under the terms of the LYONs.  However, Dr. Zandman’s voting power has also diminished because of the exercise of options for Class A shares by the Zandmans and other members of management and the sale of those Class A shares into the market.  For example, on February 16, 2006, Dr. Zandman exercised options for 147,813 Class A shares and immediately sold the shares for over $2.2 million.  Thus, the decline in Dr. Zandman’s voting power below 50% is partly the result of the decision by him and his family members not to maintain any substantial equity interest in Vishay’s Class A shares.

          19.      With a 46% voting interest, Dr. Zandman can still control the outcome of director elections and other corporate transactions.  Director elections require only a plurality, and Dr. Zandman’s 46% voting power will carry the day because, as with all widely-held stocks, not all shares of Vishay Class A stock will be voted.  Moreover, in uncontested elections, brokers may give discretionary proxies.  Similarly, Dr. Zandman can control the vote on any matter where the required vote is a majority of the votes cast.  Even as to matters requiring a majority of the outstanding voting power, Dr. Zandman’s 46% voting power will be sufficient because it is not difficult to attract an additional 4% of the voting power, particularly given that Vishay’s shares are held by directors, officers and other employees of the Company.

          20.      Defendants’ problem is that Dr. Zandman’s 46% voting power will continue to erode.  There are outstanding options for Class A shares.  There are equity incentive plans where additional options for Class A shares will be granted.  As of December 31, 2005, the Company had reserved 305,126 shares of Class A stock for future issuance under employee stock plans, 7,928,000 shares of Class A stock for future issuance based on outstanding common stock options and 8,823,529 shares of Class A stock for future issuance upon exercise of common stock warrants.

The Company had also reserved the following numbers of shares of Class A stock for issuance upon exchange or conversion of the following debt instruments:

Exchangeable Unsecured Notes, due 2012	6,176,471 shares
Convertible Subordinated Notes, LYONs	3,808,732 shares
Convertible Subordinated Notes, due 2023	23,496,250 shares

Thus, the Zandman family’s voting power, which is already below 50%, will diminish further to where it can no longer control the vote on matters submitted to stockholders.

THE SHAREHOLDER RECAPITALIZATION PROPOSAL

          21.      On December 7, 2005, Amalgamated Bank MidCap 400 Index Fund, a holder of 60,064 shares of Vishay common stock, submitted a shareholder proposal that the Vishay shareholders ask the Board of Directors to retain an investment banker to develop a plan for a recapitalization to result in one vote per share for all outstanding stock of the Company. Amalgamated’s supporting statement notes that the common stock accounted for a majority of the voting power of the Company, but that the Class B shares (with ten votes per share) were virtually all controlled by Dr. Zandman.  The supporting statement noted that more than 90% of the 1,500 largest companies in the United States had just one class of shares with one vote per share and that companies with dual-class capitalizations had been criticized for providing preferential treatment to holders of the superior voting stock.  Amalgamated also asserted that:

Recent research suggests that voting control by a company’s insiders may lead to management entrenchment that can have a negative impact on firm investment (Gompers, Ishaii & Metrick, Incentives vs. Control: An Analysis of U.S. Dual-class Companies (Jan. 2004).

          The supporting statement noted that Vishay’s sub-par performance had trailed the S&P 500 Index, as well as most of its peers, during each of the one year, two year, three year and four year periods ending December 7, 2005.1 Amalgamated also noted that the concentration of voting control may reduce incentives to adopt corporate governance practices, noting that Vishay had a staggered board, rather than electing all directors annually to one-year terms.  It also cited 11 instances where shareholders had approved management proposals to eliminate dual-class stock structures in recent years, according to the Investor Responsibility Research Center.

          22.      Rather than considering the merits of the shareholder proposal, Dr. Zandman and Vishay’s other directors and officers took the proposal as a threat to their control of Vishay.  In reaction to the proposal, they sought to enact measures that would cement their control of Vishay indefinitely.

VISHAY’S ANNOUNCEMENT OF THE CLASS C STOCK

          23.      On March 9, 2006, Vishay issued a press release announcing its intent to create a new class of Class C common stock.  The Certificate Amendment would authorize 200 million shares of Class C common stock (the “Class C”).  The Class C stock would have only one-tenth of a vote per share.  The Class C would be identical to the Class A, except for its reduced voting power.  Vishay said it anticipated that, like the Class A, the Class C will be traded on the New York Stock exchange. The release also stated:

The creation of Class C common stock would permit Vishay to raise additional capital or engage in a range of investment and strategic opportunities without materially diminishing the voting power of its existing stockholders.

24.	The release noted that:

The creation and issuance of Class C common stock requires amendment to Vishay’s Certificate of Incorporation.

[1] The Proxy Statement concedes that $100 invested in Vishay stock on December 31, 2000 would have been worth only $90.98 on December 31, 2005.

The press release did not mention the Amalgamated proposal.  Vishay said that if the Certificate Amendment was approved, the Company might “offer shares of the Class C common stock to the public, exchange such shares for other outstanding securities of Vishay and/or issue such shares as consideration in a merger or acquisition.”

          25.      Vishay’s announcement of the Class C stock had an immediate negative impact on the Class A stock.  Credit Suisse cut its price target for Vishay Class A from $16 to $12 in response to the announcement.  Thomas Weisel concluded that the Class C stock would be used for a large acquisition, “while protecting the effective voting control of the founder.”  The Class A closed at $14.11 on March 8, 2006, the day before the announcement of the Class C stock.  On March 10, 2006, the Class A closed at $13.50.

          26.      Vishay sought to stem the decline of the Class A stock by a March 13, 2006 press release with a “we were only kidding” tone.  Vishay claimed it was only creating the Class C stock but had no “current” or “specific” plans to issue it.  Of course, why would a corporation which already has a dual stock capitalization with a low-voting common stock create a third class of common stock with negligible voting rights if it had no intention of issuing that stock?

THE ABORTED CONSENT SOLICITATION

          27.      Vishay has regularly sent its proxy statement for its annual meeting out in April and held its annual meeting in May:

	Proxy Date	Annual Meeting Date

2003	April 21	May 22
2004	April 7	May 12
2005	April 8	May 10

However, on March 10, 2006, Vishay filed preliminary consent solicitation materials to solicit consents to the Certificate Amendment, not preliminary proxy materials for an annual meeting.  Vishay’s initial decision to solicit consents for the Certificate Amendment belies defendants’ pretense that issuing Class C stock is not an immediate priority. Significantly, the consent materials did not mention the Amalgamated proposal.

          28.      Following the adverse reaction to the announcement of defendants’ plan to create Class C stock with minimal voting rights, defendants decided to hold an annual stockholders meeting and present the Certificate Amendment at the meeting instead of by consent.  On March 28, 2006, Vishay filed preliminary proxy materials.  Rather than a vote solely on the Certificate Amendment, the defendants decided to have the amendment be “Proposal Four” buried in the back of the proxy statement.  Indeed, the preliminary proxy materials continued to refer to “this consent solicitation statement” and to seeking “consent” to the amendment.  Moreover, the defendants added another proposed anti-takeover amendment to Vishay’s certificate and by-laws giving the Vishay board exclusive authority to determine the number of directors to serve on the board.

VISHAY’S REPURCHASE OF LYONS

          29.      On April 4, 2006 Vishay announced that to the extent holders of LYONs exercised their option to require Vishay to repurchase the LYONs on June 4, 2006, Vishay had elected to pay for the LYONs in cash rather than common stock.  In contrast, on June 4, 2004 Vishay had paid for the repurchase of LYONs in shares of common stock.  On information and belief, defendants intend to cause Vishay to pay cash for the LYONs in order to avoid the issuance of additional Class A shares.

THE PROXY STATEMENT

          30.      On April 10, 2006 Vishay issued a notice of annual meeting and proxy statement (the “Proxy Statement”) for an annual meeting of stockholders to be held on May 11, 2006 (the “Annual Meeting”).  The business defendants propose for the Annual Meeting includes:

(a)	Re-election of Dr. Zandman’s wife, son and nephew, as well as defendant Wertheimer;

(b)	ratification of auditors;

(c)	certificate and by-law amendments giving the board the exclusive authority to determine the number of directors; and

(d)	the Certificate Amendment.

The Proxy Statement indicates that Dr. Zandman will vote the 46% of Vishay’s voting power he controls in favor of each of these proposals.  The Proxy Statement also contains the Amalgamated Proposal requesting that the board retain an investment banker to develop a recapitalization plan to result in all outstanding shares of outstanding stock of Vishay having one vote per share.  Of course, Zandman intends to vote against the Amalgamated Proposal.

          31.      The Proxy Statement contains a four-page discussion of the Certificate Amendment.  First, it discusses renaming the common stock as “Class A common stock,” providing only the uninformative assertion that defendants want to rename the common stock “in order to better distinguish between our classes of stock.”

Admission That the Primary Purpose Is Entrenchment

          32.      The Proxy Statement soliciting stockholder approval of the Certificate Amendment frankly admits that the primary purpose of the creation of the Class C stock is to preserve Dr. Zandman’s voting control over Vishay:

The creation of Class C common stock would permit us to raise additional capital or engage in a range of investment and strategic opportunities without materially diminishing the voting power of our existing stockholders.  In particular, the effective voting control of our Class B common stock, substantially all of which is beneficially owned by our co-founder and Chairman Dr. Felix Zandman, would be preserved.  Dr. Zandman has voting power over substantially all of the Class B common stock either through direct ownership, through a family trust or through a voting trust agreement.

33.	The Proxy Statement further admits:

Also, issuance in the future of shares of Class C common stock rather than additional shares of Class A common stock will perpetuate the effective voting control of our Company by the holders of the Class B common stock, making it difficult for our public shareholders to elect directors or take other action that is not supported by Dr. Zandman and other members of management.

34.	In arguing for the Certificate Amendment, the Proxy Statement says:

The present senior management team, which includes some members of Dr. Zandman’s family, shares Dr. Zandman’s long term vision of our future.

Thus, an admitted purpose of conferring continued control on Dr. Zandman is to entrench senior management, including his family members.  Indeed, continuing Dr. Zandman’s control of Vishay appears designed primarily to maintain the employment of his numerous relatives on the Vishay payroll.  Besides Ruta Zandman, Marc Zandman and Ziv Shoshani, Dr. Zandman has employed several other relatives at the Company.  For example:

(a)	Steven C. Klausner, a son-in-law of Dr. Zandman, is Vishay’s Vice President and Treasurer, earning more than $150,000 in 2005;

(b)	Dubi Zandman, a cousin of Dr. Zandman, is a Vice President of Vishay Measurements Group, earning almost $260,000 in 2005;

(c)	Eli Goddard, a son-in-law of Dr. Zandman, earned consulting fees of almost $70,000 in 2005; and

(d)

Yitzhak Shoshani, the brother of Ruta Zandman and uncle of Ziv Shoshani, is vice president, general manager and 33.3% owner of Ecomal Israel (formerly Vishay International Trade Limited), a non-exclusive distributor of the Company’s products in Israel.  He earned more than $400,000 in connection with the performance of Ecomal Israel in 2005.

The Effects of the Class C

          35.      The Proxy Statement provides a discussion of the potential effects of the issuance of all 200 million shares of Class C stock which assumes that no additional shares of Class A or Class B stock are issued.  The pro forma information indicates that, based on these assumptions, the voting power of the Class A stock would decline from 53.6% to 50.5%, the Class B voting power would decrease from 46.4% to 43.6%, while the 200 million shares of Class C would have only 5.9% of the voting power.  Based on the same assumptions, the economic interest of the Class A would decline from 92% to 44.2%, the economic interest of the Class B would drop from 8% to 3.8%, while the Class C would have a 52% economic interest but negligible voting power.

          36.      The Proxy Statement’s assumption that no new Class A will be issued is unsound, given that there are options for Class A stock and debt convertible into Class A stock outstanding.  The Proxy Statement does not mention the possible repurchase or exchange of Class A shares and the impact that may have on the voting power and economic interest of the respective classes.  Though Vishay’s March 9, 2006 press release specifically mentioned the possibility of an exchange of Class C stock for existing stock of Vishay, the Proxy Statement contains no disclosure of the possibility that Vishay may seek to exchange Class C for outstanding Class A or the potential effects of such an exchange on voting power, including the potential for restoring the Class B to majority voting power and reducing the Class A voting power below 50%.  The Proxy Statement does not disclose the possible effects of stock splits and stock dividends, particularly if Vishay reduces the number of Class A shares outstanding through an exchange offer, self-tender or market purchases.

          37.      The Proxy Statement does not disclose the effect of having Vishay issue additional Class A stock rather than creating the low vote Class C.  If as defendants assume, Vishay needs 200 million additional shares of common stock to pursue opportunities, then the following chart showing the impact of using newly authorized Class A more accurately reflects the choice for the Vishay stockholders:

	Actual Voting Power	Proforma Voting Power

Class A	53.6%	71.6%
Class B	46.4%	28.4%

	Actual Economic Interest	Proforma Economic Interest

Class A	92.0%	96.2%
Class B	8.0%	3.8%

Under the Class C alternative, Dr. Zandman will retain a 43.6% voting block which may be sufficient to control the election of directors and other stockholder votes.  Under the Class A alternative, Dr. Zandman will still have considerable voting influence but cannot thwart the will of the public stockholders.

Purported Reasons for Class C

          38.      The Proxy Statement emphasizes Dr. Zandman’s purported contributions as an officer of Vishay, but does not explain why that means he should continue to have voting control of the corporation despite holding a minimal equity stake.  Significantly, while the Proxy Statement stresses Dr. Zandman’s “continued vision and influence” over Vishay’s affairs as critical, Vishay’s 10-K for the year ended December 31, 2005, filed March 8, 2006, does not identify dependence on him as a risk factor relating to Vishay’s business.  As the Proxy Statement acknowledges, Dr. Zandman has an employment agreement with Vishay providing for nearly a million in salary, plus bonuses, phantom stock units, annual retirement benefits and annual deferred compensation of $150,000.  Thus, Vishay does not need to confer perpetual voting control on him to have access to his “vision,” expertise and knowledge.

39.	The Proxy Statement claims that:

Dr. Zandman’s substantial ownership and management position, supported by the family of the late Alfred Slaner, our co-founder, have enabled him to exert considerable positive influence over our affairs.

Thus, the Proxy Statement represents that “Dr. Zandman’s substantial ownership” has enabled him to have a positive influence on Vishay, when he, in fact, owns only about 5% of the Company’s equity, and creation of the Class C will enable him to retain control with minimal ownership.

Potential Effect on Class A Market Price

40.	The Proxy Statement also says:

Our Board of Directors notes that presently Dr. Zandman’s beneficial ownership of the Class B common stock gives him effective voting control of our Company.  Accordingly, our Board of Directors does not believe the reduced voting power of the Class C common stock compared to the Class A common stock would have a negative impact on the trading prices of our Class A common stock or the liquidity of the Class A common stock or Class C common stock. We can give you no assurances in this regard, however.

Significantly, the Company did not obtain any expert opinion regarding the potential effect of the creation of the Class C stock on the Class A shares.  Moreover, the Proxy Statement fails to disclose that the announcement of the proposed Class C stock had an immediate negative impact on the trading price of the Class A stock.  Indeed, Vishay had to scramble to convince the market that it did not plan to issue the Class C shares immediately.  The Proxy Statement says the Board does not believe the reduced voting power of the Class C compared to the Class A would have a negative impact on the trading prices of the Class, but does not address whether the continuing dominance of the Class B (i.e., Zandman) made possible by the Class C would effect the market price of the Class A.

          41.      While the Proxy Statement discusses certain possible adverse consequences of the creation of the Class C stock, including discouraging premium offers that may be favored by the Class A stockholders, it does not give a full and fair description of the potential adverse effects.  The Proxy Statement does caution that the issuance and listing of the Class C stock may “increase the volatility of our Class A common stock, and the existence of two classes of publicly traded stock may negatively impact the liquidity of shares of our Class A common stock.”  However, the Proxy Statement does not fully and fairly describe the potential negative effects of having two classes of publicly traded common stock.  Moreover, the Proxy Statement presents no expert opinion or other analysis regarding the market confusion and other factors that can have a negative impact on trading prices when a second publicly traded class of common stock is issued.

Representation that Vishay May Not Be Permitted To
Pursue Opportunities Unless the Class A Is Approved

          42.      The Proxy Statement indicates that the creation of the Class C stock is necessary to permit Vishay to grow, raise capital, pursue strategic opportunities and retire debt.  The Proxy Statement indicates that the Vishay Board has determined that in order for the Company to continue to grow it must be able to raise capital, particularly in equity markets, and issue stock in strategic business combinations.  It then states:

The issuance of Class C common stock is intended to permit us to raise additional equity capital and to engage in a variety of investment acquisition and strategic opportunities without materially altering the voting power of our existing stockholders, including particularly the power of Dr. Zandman as beneficial owner of substantially all of our Class B common stock.

          43.      The Proxy Statement further states that:

Adoption of the proposed amendment will facilitate the continued pursuit of the vision shared by Dr. Zandman and the present senior management team.  In particular, the new Class C common stock will enable us to pursue the following objectives, as opportunities to do so present themselves:

•

Grow internally by focusing on research and development and expanding production capacity in higher-growth product lines, using capital raised in the public equity markets through the issuance of the Class C common stock in public offerings.

•

Expand within the electronic components and  semiconductor industries, through the acquisition of other manufacturers that have established positions in major markets, reputations for product quality and reliability, and product lines with which we have substantial marketing and technical expertise, in transactions in which all or part of the acquisition consideration would be shares of Class C common stock or cash raised through the issuance of Class C common stock.

•

Retire outstanding debt obligations, directly by exchange or indirectly using cash raised, through the issuance of Class C common stock, in order to improve our financial position, eliminate restrictive covenants, enhance our cash flow by reducing interest payments, and create a more efficient tax structure.  (Emphasis added).

          44.      Thus, the stockholders are being told that the Company may not be able to pursue business opportunities that are in the stockholders’ best interests unless the stockholders agree to create the Class C.  The Proxy Statement does not say, however, that Vishay can pursue, and its directors and officers, including Zandman and his relatives, have a fiduciary duty to pursue the corporation’s business opportunities by means other than the creation and issuance of the Class C stock.

CONTROL OVER THE SIZE OF THE BOARD

          45.      The size of the Vishay board is currently governed by the Company’s By-Laws, which provide that the number of directors shall be no more than 15 and no less than three.

The By-Laws further provide that the number of directors may be fixed by action of the stockholders or of the directors.  Defendants seek to further entrench themselves and the Zandman family’s control by removing the stockholders’ power to fix the size of the board.

          46.      As a further entrenchment device beyond the proposed Certificate Amendment authorizing the Class C Stock, the Vishay Board has proposed for consideration at the Annual Meeting an amendment to the Company’s Certificate of Incorporation and By-Laws to vest exclusive authority in the Board to fix the number of directors (the “Board Size Amendment”).  According to the Proxy Statement, the Board Size Amendment would amend the Certificate of Incorporation to include the following new Section 6 to Article Seventh:

The number of directors shall be fixed from time to time exclusively by action of the Board of Directors, but shall consist of not less than three directors. If the number of directors is not fixed, the number shall be three.

The defendants have proposed similar language for an amendment to the By-Laws.

The Stated Reasons For the Board Size Amendment

47.	The Proxy Statement offers no basis for its statement that:

Typically, charter amendments providing for the staggering of a board of directors are accompanied by a provision giving the Board of Directors the sole authority to determine the size of the Board.

48.	The Proxy Statement claims that:

The Company’s 2003 charter amendment inadvertently failed to include a provision on the directors’ authority to fix the size of the Vishay Board.  The proposal is intended to remedy this omission, and consequently, the Board has determined that adoption of the foregoing amendments would be in the best interests of the Company.

The Proxy Statement provides no basis for the assertion that there was an inadvertent failure to include a provision in the certificate and in the by-laws giving the directors the exclusive right to determine the number of Board members.  The Board Size Amendment would add a new section to the certificate, not amend the classified board provision, and would amend a different by-law than the 2003 amendments.  Moreover, Vishay’s April 21, 2003 Proxy Statement represented that:

Except for the filing of the amendment to the Certificate of Incorporation and the adoption of the amendment to the By-Laws, both as discussed above, the Board of Directors has no current intention to otherwise adopt any other anti-takeover measures....

          49.      The 2003 Amendments were described as creating a staggered Board or classified Board.  There was no discussion regarding the number of directors.  Indeed, in the portion of the 2003 Proxy Statement concerning the election of directors, the Proxy Statement said:

The number of directors has been fixed by the Board of Directors at 12.

Moreover, the by-law amendment portion of the Board Size Amendment would provide that the number of directors constituting the whole Board shall not be less than three, whereas the current By-Law provides the number of directors may not be less than three or more than 15.  In short, while the Proxy Statement portrays the Board Size Amendment as a mere correction of an oversight it is in fact, an additional anti-takeover measure that will further entrench the Zandmans, the incumbent directors and senior management.

The Effects of the Board Size Amendment

          50.      The Proxy Statement does not disclose that adding a provision to the Certificate of Incorporation conferring exclusive authority on the directors to determine the number of Board members will mean that the stockholders will not be able to change that authority unless the Board of Directors approves and recommends the change.  Nor does the Proxy Statement disclose the vote that would be required to amend Proposed By-Law 2, which also would confer on the Board the authority to fix the number of directors.

          51.      The Proxy Statement acknowledges that the Board Size Amendment may prevent stockholders from realizing opportunities to sell their shares at a premium and may delay, deter or impede changes in control, even if the stockholders believed such changes would be in the interests of the Company and its stockholders.  The Proxy Statement acknowledges that the Classified Board is among the Company’s existing anti-takeover devices.  Ironically, the 2003 Proxy Statement justified the Classified Board in order to assure that “strategies in direction of the Company formulated by Dr. Felix Zandman, Founder, Chairman of the Board, and Chief Executive Officer of Vishay, and reflected in his accomplishments will continue after Dr. Zandman is no longer with the Company.”  Of course, if the staggered board already assures that Dr. Zandman’s strategies and direction for the Company will continue after he is no longer with Vishay, why is the Certificate Amendment to perpetuate his voting control necessary?

          52.      The Proxy Statement also asserts that Dr. Zandman currently has 46% voting power and states:

For so long as Dr. Zandman or his successors retain voting power at this level, it is unlikely that a takeover of the Company to which Dr. Zandman or those successors are opposed could be successfully implemented.

The Proxy Statement does not disclose the potential reduction of Zandman’s voting power, including the large number of Class A shares reserved for issuance with respect to outstanding options, warrants and convertible debt.

VISHAY’S SUBSERVIENT COMPENSATION COMMITTEE

          53.      Defendant Hurvitz chairs and defendants Ludomirski and Solomon are members of Vishay’s Compensation Committee.  Their actions in 2005 and 2006 demonstrate that they are not independent, but are subservient to management and, in particular, the Zandman family.

          54.      The Vishay Compensation Committee Charter, effective February 25, 2004, provides, among other things:

•	“The Committee shall meet at least two times annually.”

•

“The Committee shall evaluate at least once a year the Chief Executive Officer’s performance in light of the established corporate goals and objectives and, based upon this evaluation, shall determine and approve the Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation.”

•

“The Committee shall meet once each year with the Company’s independent auditors to discuss compliance with the compensation arrangements for senior executive officers approved by the Committee and the Board and any other matters relating to the Committee’s responsibilities under this charter as the Committee deems appropriate.”

•

“The Committee shall review on an annual basis and recommend to the Board the compensation structure for the Company’s other senior executive officers, including with respect to equity and other incentive-based compensation.”

•	The Committee “shall act as the stock option committee.”

•

“The Committee shall review and recommend to the Board for approval all employment, severance, retirement, change of control and any other agreements between the Company and its senior executive officers.”

          55.      Despite the requirement that the Compensation Committee meet at least twice each year and the number of mandatory tasks set forth in the Compensation Committee’s Charter, according to Vishay’s Proxy Statement, the Compensation Committee held only one meeting in 2005.

          56.      Effective January 1, 2005, Dr. Paul became Vishay’s Chief Executive Officer after having served as the Company’s Chief Operating Officer, a title that he still retains.  In conjunction with Dr. Paul’s promotion to CEO, Dr. Zandman moved from CEO to Chief Technical and Business Development Officer.  Dr. Zandman’s compensation did not change despite his reduced role at the Company.  In fact, he still receives an annual bonus based on a formula of 3% of Adjusted Net Income, capped at three times his base salary.

          57.      Dr. Paul’s compensation, however, has grown dramatically, despite the Company’s lackluster performance.  Dr. Paul’s base salary was increased from $664,000 in 2004 to $725,000 in 2005, a 9.5% increase.  According to the Proxy Statement, on March 7, 2006, the Compensation Committee increased Dr. Paul’s base salary from $725,000 in 2005 to $831,000 in 2006, an increase of almost 15%.  These figures are deceiving, however, because they do not reflect that Dr. Paul is also entitled to a bonus based on a formula of 1% of Adjusted Net Income, capped at three times his base salary.  Furthermore, as explained below, Dr. Paul’s 2005 and 2006 base salaries are far above those of any CEO listed in Vishay’s hand-selected “peer group” as listed in the Proxy Statement.

          58.      According to the Compensation Committee Report contained in the Proxy statement:

For executive officers (other than the Chief Executive Officer), base salaries are recommended annually by the Committee for approval by the Board, essentially by considering the average compensation of similarly situated officers of companies similar in size and character, including some of the companies listed as  peer group companies under “Stock Performance Graph.” Base salaries are  generally set at or below the median for comparable companies, with officers and other key personnel having the opportunity through performance bonuses to receive total compensation above the median if the Company achieves superior operating results. (emphasis added)

The Proxy Statement claims that base salaries for executives are set at or below the median for comparable companies, yet the salaries for the Company’s top three executives have been set above the salaries of comparable executives identified by Vishay as being its peer group.

          59.      According to the Proxy Statement, Dr. Zandman, who is no longer Vishay’s Chief Executive Officer, had an annual salary of $975,000 in 2005, which is the same for 2006.  The Compensation Committee report represents that the compensation of officers of similar companies, including peer group companies, was a primary factor in setting Zandman’s compensation.2 However, among peer group companies that were hand selected by the Company and listed in the Stock Performance Graph of the Proxy Statement, none of the officers listed in the most recently available proxy statements for those companies had a base salary even approaching Dr. Zandman’s $975,000 annual base salary.  The chart below lists the most recent base salary information of CEOs of Vishay’s “peer group” as disclosed in their SEC filings:

Corporation	2005 CEO Base Salary	2004 CEO Base Salary

AVX Corp.	$576,000	$558,000
EPCOS AG	$459,488 (based on conversion of 382,000 euros at exchange rate of 1.2028 on 3/29/06)	$430,602 (based on conversion of 382,000 euros at exchange rate of 1.2028 on 3/29/06)
Fairchild Semiconductor International, Inc.	$594,000	$659,923
International Rectifier Corp.	$700,000	$700,000
Kemet Corp.	$432,000	$425,000
ON Semiconductor Corp.	$548,550	$515,000

[2] The Committee’s Report does not even identify what companies it considered that are not listed as among the peer group.

          60.      According to International Rectifier Corp.’s most recent proxy statement, filed October 18, 2005, its CEO’s base salary of $700,000 “reflects approximately the 75th percentile of recent salaries of CEO of peer semiconductor companies.”  International Rectifier Corp.’s market capitalization is approximately $300 million more than that of Vishay.

          61.      The Compensation Committee’s generosity to Zandman is all the more striking considering that the Company’s Cumulative Five Year Return as disclosed in the Proxy Statement was less than the S & P 500 Index during that period.  According to the Proxy Statement, $100 invested in Vishay on December 31, 2000, would be worth $90.98 on December 31, 2005.

          62.      The Proxy Statement discloses that the Compensation Committee retained a compensation consultant in 2003 to provide advice on executive salaries, including the salary of the CEO.  According to the Proxy Statement:

Based upon the recommendation of executive compensation consultants engaged by the Compensation Committee in 2003, in 2004 the Compensation Committee approved the terms of a revised employment agreement for Dr. Felix Zandman and the Board approved the terms of executive employment agreements for each of Dr. Gerald Paul, Richard Grubb, Ziv Shoshani and Marc Zandman.  On March 7, 2006, the Compensation Committee approved the revised base salary for the Company’s Chief Executive Officer in 2006.  Also on March 7, 2006, the Board approved the revised base salaries of Vishay’s other executive officers, on the recommendation of the Compensation Committee.

Notably, the Proxy Statement does not indicate that the Company, the Board or the Compensation Committee retained a compensation consultant or followed the recommendation of a compensation consultant in setting the revised base salaries of its top executives in 2006, where the base salaries of the three highest paid Vishay executives were set well above the peer group identified in the Proxy Statement.

          63.      The Compensation Committee also abdicated its duty to consider and recommend annual bonus awards to management.  According to the Proxy Statement, the Committee “did not recommend specific performance bonuses for any other executives or management personnel in 2005, with the understanding that Messrs. Shoshani and Marc Zandman would be paid bonuses in the discretion of the Chief Executive Officer consistent in magnitude with their awards in prior years.”  Despite the Company’s lackluster performance in 2004 and 2005, Marc Zandman received a 2005 performance bonus of 28% of his base salary, and Ziv Shoshani received a 2005 performance bonus of 26.5% of his base salary in 2005.

          64.      The failures of Messrs. Hurvitz, Ludomirski and Solomon to abide by the Compensation Committee’s own charter requirements, their gross deviation from the Committee’s own guidelines in setting and recommending Vishay’s executive compensation, and the Committee’s misleading disclosures about the setting of Vishay’s executive compensation, including that of Dr. Zandman, demonstrate reasonable doubt about their independence and good faith.

CLASS ACTION AND DERIVATIVE ALLEGATIONS

          65.      Plaintiff, a stockholder of Vishay Class A stock, brings this action on his own behalf and as a class action pursuant to Court of Chancery Rule 23 on behalf of all Vishay Class A stockholders other than defendants and their affiliates (the “Class”) as of April 31, 2006.

          66.      The Class is so numerous that joinder of all members is impractical.  According to the Proxy Statement, as of March 31, 2006, there were more than 169 million Class A shares outstanding.  As of March 3, 2006, Vishay’s Class A stock was owned by more than 1,500 record holders.  Most of these holders are in the Class.

          67.      There are questions of law and fact that are common to the Class and that predominate over questions affecting any individual Class members.  The common questions include whether defendants have breached their fiduciary duties to the members of the Class.

          68.      The plaintiffs claims are typical of claims of other members of the Class.   Plaintiff has the same interests as other members of the Class.  Plaintiff is committed to prosecuting this action. Plaintiff has retained competent counsel experienced in litigation of this nature.  Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

          69.      Plaintiff anticipates that there will not be any difficulty in the management of this litigation.

          70.      For the above reasons, a class action is superior to other available methods for the fair and efficient adjudication of this controversy and the requirements of Court of Chancery Rule 23 are satisfied.

          71.      No demand under Chancery Court Rule 23.1 is required.  The Complaint states individual and class claims as to which Rule 23.1 does not apply.  To the extent any of the claims are deemed derivative, demand on the Vishay board is excused.  Dr. Zandman is conflicted because the transaction is designed to protect his voting control over the corporation.  Ruta Zandman, Marc Zandman and Ziv Shoshani are not disinterested or independent because they are directly related to Dr. Zandman, officers of the corporation under Dr. Zandman’s authority and stand to benefit from their family’s continued control over the corporation as a result of the transaction.  Dr. Paul is not independent because he is an officer of the corporation, subservient to Dr. Zandman and, thus, there is reason to doubt his ability to vote against the interests of the Zandman family.

Mr. Solomon is not independent because he is chairman of a private investment company in which the Zandman family has invested approximately $2 million. Furthermore, the actions of Messrs. Solomon, Hurvitz and Ludomirski in recommending dramatic increases in top executive salaries, their failure to abide by the express requirements of the Compensation Committee Charter, and their materially misleading disclosures in the Compensation Committee report create reason to doubt their independence.  The other directors are also dominated and controlled by Dr. Zandman.  Therefore, a majority of the Vishay board is not disinterested and independent.  Moreover, the Certificate Amendment and Board Size Amendment are for the primary purpose of entrenchment.  Accordingly, the business judgment rule does not apply, and no demand is required.

COUNT I
BREACH OF FIDUCIARY DUTY

          72.      Plaintiff repeats and realleges the allegations above as if fully set forth herein.

          73.      As directors of a Delaware corporation, each of the defendants owes duties of loyalty, care and good faith to the corporation and the class.

          74.      The Certificate Amendment and the Board Size Amendment are admitted antitakeover provisions for the primary purpose of entrenching management and perpetuating the Zandman family’s control over the Company and constitute a breach of the defendants’ duties of loyalty, care and good faith. In considering whether to approve the Certificate Amendment to create Class C stock, the defendants were required to consider the interests of the Class A stockholders, who own a majority of the Company’s equity.  However, the proposal to create Class C Stock is designed to allow the Zandman family to continue to control the Company by virtue of its ownership of Class B stock.

          75.      The Certificate Amendment and the Board Size Amendment are not entirely fair to plaintiff and the Class.

          76.      The Certificate Amendment and Board Size Amendment were initiated and timed by defendants in response to the Shareholder Recapitalization Proposal.  Defendants wanted to perpetuate Dr. Zandman’s control of Vishay before the voting power of the Class A could result in the possible approval of such a proposal.  Indeed, the reasons defendants give in the Proxy Statement for opposing the Stockholder Recapitalization Proposal are virtually verbatim the same reasons they give for supporting the Certificate Amendment:  preserving Dr. Zandman’s control of Vishay.  The structure of the Class C stock, particularly its minimal voting rights, is designed to virtually eliminate any dilution of Zandman’s voting power upon issuance of additional shares.

          77.      The Proxy Statement’s disclosure concerning the Certificate Amendment to approve the Class C stock demonstrates that the Board’s approval of the Certificate Amendment was not the product of a fair process.  The defendants had other alternatives to provide for the issuance of additional equity that could not be controlled by the Zandman family, such as proposing to increase the number of shares of Class A stock, which would be subject to a majority vote of the Class A stock.  The defendants did not consult a financial advisor or other expert to consider the effects of the Class C stock on the Class A stockholders or whether it is fair to the Class A stockholders.  The Board did not utilize a special committee of independent directors to consider the advisability of creating and issuing Class C stock, or its effects on the Class A stockholders.  Instead, Dr. Zandman, his relatives, other members of management and directors who are not independent shaped the amendments.  As disclosed in the Proxy Statement, it is apparent that the decision to create and issue Class C stock was made for the purpose of allowing Dr. Zandman to retain voting control over the Company.  There was no attempt to negotiate protections for the Class A stock, such as the right to elect at least some board members or class voting rights on important matters.

          78.      The Board Size Amendment is another entrenchment device that is not fair to the Class.  In conjunction with the Certificate Amendment, the Board Size Amendment ensures perpetuation of the Zandman family’s control over the corporation.  The Board Size Amendment ensures that the Zandman family will control the size of the Vishay board, deter any efforts to provide stockholder value to the Class A stockholders, and minimize any potential dilution to the Zandman family’s holdings that could arise by the issuance of the Class C stock.

          79.      Dr. Zandman will use his 46% voting power to all but ensure that the proposal to create and issue Class C stock and the Board Size Amendment will be approved.

          80.      Plaintiff has no adequate remedy at law.

          WHEREFORE, plaintiff, on his own behalf and on behalf of the Class, prays that the Court enter a judgment as follows:

          A.       Enjoining the filing of the Certificate Amendment and Board Size Amendment;

          B.        In the alternative, invalidating and rescinding the Certificate Amendment and Board Size Amendment.

          C.        Enjoining defendants from issuing any shares of Class C stock.

          D.        Awarding such equitable and other relief for defendants’ breach of fiduciary duty as is appropriate to prevent and remedy harm to the Class A stockholders.

          E.        Declaring this action to be a proper class action and certify plaintiff as class representative and plaintiff’s counsel as class counsel.

          F.        Awarding attorneys’ fees, expenses and costs to plaintiff and plaintiff’s counsel.

          G.       Granting such other and further relief as the Court deems just and proper.

PRICKETT, JONES & ELLIOTT, P.A.

By:

Michael Hanrahan (Bar I.D. #941)
Paul A. Fioravanti, Jr. (Bar I.D. #3808)
Laina M. Herbert (Bar I.D. #4717)
1310 N. King Street
P.O. Box 1328
Wilmington, DE 19899-1328
(302) 888-6500
Attorneys for Plaintiff

OF COUNSEL:

SCHIFFRIN & BARROWAY, LLP
Marc A. Topaz
Lee Rudy
280 King of Prussia Road
Radnor, PA 19087
Telephone:  (610) 667-7706
Fax:  (610) 667-7056

DATED:  May 1, 2006